Filed Pursuant to Rule 433
Registration No. 333-217491
Registration No. 333-217491-01
June 7, 2017

PRICING TERM SHEET

3.500% Medium-Term Notes due 2027
Issuer:	UDR, Inc.
Expected Ratings (Moody's/ S&P)*	Baa1 (Stable) / BBB+ (Stable)
Security:	3.500% Medium-Term Notes due 2027
Guarantee:	Fully and unconditionally guaranteed by United Dominion Realty, L.P.
Principal Amount:	$300,000,000
Maturity Date:	July 1, 2027
Coupon:	3.500%
Interest Payment Dates:	January 1 and July 1, commencing January 1, 2018
Price to Public:	99.764% of the principle amount, plus accrued interest from June 16, 2017
Denominations:	$1,000 and integral multiples of $1,000
Benchmark Treasury:	2.375% due May 15, 2027
Benchmark Treasury Price/Yield:	101-24 / 2.178%
Spread to Benchmark Treasury:	T+135 bps
Yield to Maturity:	3.528%
Optional Redemption Provisions:
Make-Whole Call:	T+20 bps;
Par Call:	Redemption at par plus accrued and unpaid interest on or after April 1, 2027 as set forth in the preliminary pricing supplement
Trade Date:	June 7, 2017
Settlement Date:
June 16, 2017 (T+7); since trades in the secondary market generally settle in three business days, purchasers who wish to trade notes on the date hereof or the next succeeding three business days will be required, by virtue of the fact that the notes initially settle in T+7, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP:	90265EAM2
ISIN:	US90265EAM21

Joint Book-Running Managers:	Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Wells Fargo Securities, LLC
Co-Managers:	BB&T Capital Markets, a division of BB&T Securities, LLC
PNC Capital Markets LLC
Regions Securities LLC
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Wells Fargo Securities, LLC toll-free at 1-800-645-3751.